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                        CHARTERED CAPITAL ADVISERS, INC.
                                145 FOURTH AVENUE
                            NEW YORK, NEW YORK 10003
                       (212) 505-9743 O (212) 533-9680 FAX

                                December 10, 1996


Board of Directors
Applied Microbiology, Inc.
771 Old Saw Mill River Road
Tarrytown, NY 10591

Dear Members of the Board of Directors:

      We understand that Applied Microbiology, Inc. ("AMBI") has signed a nonbinding letter of intent to sell (the "Sale") Aplin & Barrett, Ltd. ("A&B") to Burns Philp & Company Ltd. ("BP"). BP currently owns about 49% of the outstanding common stock of AMBI. The Sale will be structured as a sale of common stock; AMBI owns 100% of the issued and outstanding common stock of A&B. The consideration to be received by AMBI from BP (the "Consideration") will include: (1) a cash payment of $13,500,000; (2) a return to AMBI of 2,420,000 shares of AMBI common stock owned by BP; and (3) an earnout of up to $2.5 million, based on future Nisaplin sales in the United States, due on June 30, 1999. Prior to closing the Sale, AMBI will be repaid intercompany balances that it is owed by A&B, and AMBI will also be able to retain the cash balances of A&B on the date that the Sale closes (the "Closing Date"). The cash portion of the Consideration will be adjusted (the "Adjustments") based on certain defined changes in the net book value of A&B. The cash payments will be made in two installments--$8,000,000 on the Closing Date; and $5,500,000, plus interest, less the Adjustments, due approximately six months after the Closing Date.

      You have requested our opinion of the Sale with respect to fairness, from a financial point of view, to AMBI and its stockholders. Chartered Capital Advisers, Inc. is customarily engaged in the valuation of businesses and their securities in connection with mergers & acquisitions, private placements, shareholder transactions, estate and gift taxes, litigation, and for other purposes.

      In connection with rendering our opinion we have, among other things:

      (1) Reviewed the Letter of Intent signed by AMBI and BP that was dated September 23, 1996;

      (2) Reviewed drafts of the Share Purchase Agreement and the Supply Agreement between AMBI and BP;

      (3) Analyzed financial information with respect to A&B, including but not limited to unaudited financial statements as of and for the three months ended


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                                                CHARTERED CAPITAL ADVISERS, INC.

Board of Directors
December 10, 1996
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            September 30, 1996, as of and for the year ended June 30, 1996, for the five years ended June 30, 1996, and audited financial statements as of and for the three years ended June 30, 1992;

      (4) Analyzed pro forma financial information with respect to A&B as of and for the year ended June 30, 1996;

      (5) Analyzed audited financial statements of AMBI as of and for the five years ended June 30, 1996, audited financial statements as of and for the three years ended December 31, 1991, and unaudited financial statements as of and for the three months ended September 30, 1996;

      (6) Reviewed various documents filed by AMBI with the Securities and Exchange Commission, including the Form 10Q for the quarter ended September 30, 1996, and the Form 10K for the year ended June 30, 1996;

      (7) Visited the offices and manufacturing facilities of A&B and held discussions with certain members of the senior management of A&B and AMBI concerning the past, current, and planned operations, financial condition, and business prospects of A&B and AMBI;

      (8)   Reviewed independent appraisals of the real property owned by A&B;

      (9) Reviewed schedules detailing the machinery and equipment owned or leased by A&B, including lists of the net book values of machinery and equipment to be returned to AMBI prior to the Sale;

      (10) Analyzed various financial and operational information regarding A&B, AMBI, and BP;

      (11)  Analyzed historical stock prices of AMBI;

      (12) Discussed with the legal advisors of AMBI the results of their due diligence;

      (13) Reviewed the Agreement for the Purchase and Sale of Stock dated as of June 30, 1992 by and among AMBI and BP;

      (14)  Reviewed the financial terms of the Sale;

      (15) Considered financial data of A&B, and have compared that data with similar data for publicly held companies with investment characteristics similar to A&B;

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                                                CHARTERED CAPITAL ADVISERS, INC.

Board of Directors
December 10, 1996
Page 3


      (16) Considered financial data of A&B, and have compared that data with similar data for certain business combinations and other transactions that have recently been effectuated; and

      (17) Considered such other information, financial studies, and analyses as we deemed relevant, and performed such analyses, studies, and investigations as we deemed appropriate.

      Chartered Capital Advisers, Inc. has assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us. We have not performed an appraisal of the assets, liabilities, or intellectual property of A&B or AMBI. We have assumed that the representations of management have been made in good faith, and that they reflect the best currently available management judgments as to the matters covered. Our opinion is necessarily based upon economic, market, and other conditions as in effect on, and the information made available to us as of, the date of this letter. Our opinion is limited to the fairness of the Sale as of the date hereof, from a financial point of view. We make no representations with respect to the business decision to make the Sale, or any other terms of the Sale. This opinion does not represent our opinion as to the value of A&B as of the date of this letter.

      We understand that in considering the Sale, the Board of Directors of AMBI may have considered a wide range of financial and nonfinancial factors, many of which may be beyond the scope of this letter. This letter is not intended to substitute for the Board's exercise of its own business judgment in reviewing the Sale.

      Based upon and subject to the foregoing considerations, it is our opinion as financial advisors that the consideration to be received by AMBI from BP in the Sale is fair from a financial point of view to AMBI and its stockholders.

      The foregoing opinion is to be used solely for the information and assistance of AMBI. Accordingly, it is understood and agreed that no person other than AMBI and its officers and directors shall be allowed to use or rely upon this opinion.

                                        Very truly yours,

                                        CHARTERED CAPITAL ADVISERS, INC.


                                        Ronald G. Quintero, CPA, CFA
                                        Managing Director